ANNUAL MEETING RESULTS

An annual meeting of the funds shareholders was held on December 1, 2008. Each matter voted upon at that meeting, as well as the number of votes cast for, against or withheld, the number of abstentions, and the number of broker non-votes with respect to such matters, are set forth below.

(1) The funds preferred shareholders elected the following
directors:
					   Shares
					 Withholding
				Shares    Authority
			       Voted For   To Vote
Roger A. Gibson ................. 1,501       136
Leonard W. Kedrowski ............ 1,501       136

(2) The funds common and preferred shareholders, voting as a single class, elected the following directors:

				           Shares
					 Withholding
				Shares    Authority
			       Voted For   To Vote
Benjamin R. Field III ....... 5,347,161     173,391
Victoria J. Herget .......... 5,347,161     173,391
John P. Kayser .............. 5,346,761     173,791
Richard K. Riederer ......... 5,346,166     174,386
Joseph D. Strauss ........... 5,347,161     173,391
Virginia L. Stringer ........ 5,346,761     173,791
James M.Wade ................ 5,346,761     173,791

(3) The funds common and preferred shareholders, voting as a single class, ratified the selection by the funds board of directors of Ernst & Young LLP as the independent registered public accounting firm for the fund for the fiscal period ending August 31, 2009. The following votes were cast regarding this matter:

    Shares           Shares                     Broker
   Voted For      Voted Against   Abstentions  Non Votes
   5,360,083         39,744         120,725         0